EX. 99.770 - Transactions effected pursuant to Rule 10f-3

Goldman Sachs Mid Cap Value Fund

1. Name of Underwriter From Who Purchased:

First Boston
Merrill Lynch
ABN AMRO


2. Names of Underwriting syndicate members:

Goldman, Sachs & Co.
ABN AMRO Rothschild LLC
Banc of America Securities
Deutsche Banc Alex. Brown
Merrill Lynch
UBS Warburg


3. Name of Issuer:

Reliant Resources, Inc.

4. Title of Security:

Reliant Resources, Inc.


5. Date of First Offering:

4/30/01


6. Dollar Amount Purchased:

$1,281,000.00


7. Number of Shares Purchased:

42,700 Shares


8. Price Per Unit:

$30.00

9. Resolution Approved by the Board of Trustees: